Exhibit 10.1
AGREEMENT
     Agreement made as of August 31, 2007 by and among Doral Financial Corporation (the “Company”), Glen Wakeman (the “Beneficiary”) and J.P. Morgan Trust Company, N.A., as escrow agent hereunder (the “Escrow Agent”).
     WHEREAS, the Company, the Beneficiary and the Escrow Agent entered into a certain Escrow Agreement dated as of September 7, 2006, as amended by an Amendment to Escrow Agreement dated September 2006 (the “Escrow Agreement”), pursuant to which an Escrow Account was established in favor of the Beneficiary, and
     WHEREAS, the Company, the Beneficiary and the Escrow Agent now wish to terminate the Escrow Agreement and close the Escrow Account,
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. The Escrow Agent is authorized to release all assets in the Escrow Account to the Beneficiary in accordance with the Beneficiary’s instructions.
     2. Upon delivery of the assets in the Escrow Account to the Beneficiary, the Escrow Account shall be closed, the Escrow Agreement shall be deemed terminated, and all parties are released from their respective obligations thereunder.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

J. P. MORGAN TRUST COMPANY, N.A. as Escrow Agent

By:	/s/ Michael A. Marquez

Name:	Michael A. Marquez
Title:	Vice President

DORAL FINANCIAL CORPORATION

By:	/s/ Enrique R. Ubarri

Name:	Enrique R. Ubarri
Title:	Executive Vice President and General Counsel

/s/ Glen Wakeman

Glen Wakeman